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                      October 4, 2023

       Pablo Manuel Vera Pinto
       Chief Financial Officer
       Vista Energy, S.A.B. de C.V.
       Pedregal 24, Floor 4
       Colonia Molino del Rey, Alcald  a Miguel Hidalgo
       Mexico City, 11040
       Mexico

                                                        Re: Vista Energy,
S.A.B. de C.V.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 24,
2023
                                                            File No. 001-39000

       Dear Pablo Manuel Vera Pinto:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation